Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been prepared by the management of ATN International, Inc. (the “Company” or “ATN”) and gives pro forma effect to the completion of the sale by the Company’s U.S. solar portfolio.  The Company, through its subsidiary Ahana Renewables, LLC, a Delaware limited liability company (“Ahana”), entered into a Purchase and Sale Agreement dated  September 9, 2018 (the “Purchase Agreement”) with CleanCapital Holdco 4 LLC (“CleanCapital”) pursuant to which CleanCapital purchased from Ahana the subsidiary companies (the “Subsidiaries”) that own and manage distributed generation solar power projects operated under the Ahana name in Massachusetts, California and New Jersey (the “Business”).

The transaction was completed on November 06, 2018.  The Company received cash consideration of $65.4 million, which consisted of the contractual purchase price of $64.2 million and a closing date adjustment related to working capital and other matters in favor of the Company of $1.2 million. In addition, CleanCapital assumed Ahana debt of $57.2 million.  Approximately $6.5 million of the sales proceeds will be held in escrow for a period of twelve months after the closing of the transaction to provide security to CleanCapital for Ahana’s indemnification obligations (the “Transaction”). The Business does not qualify as a discontinued operation because the disposition does not represent a strategic shift that has a major effect on the Company’s operations and financial results.

The following unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The information is not necessarily indicative of what the financial position or results of operations of the Company actually would have been if the sale of the Business had been completed as of and for the periods indicated.  In addition, the information does not purport to project the future financial position or operating results of the Company.

The unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).  In addition, the information is based upon available information and a number of assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma condensed consolidated financial information for illustrative purposes in compliance with the disclosure requirements of Article 11 of Regulation S-X.

The unaudited pro forma condensed consolidated statements of operations give effect to the sale of the Business as if it had occurred on January 1, 2017.  The unaudited pro forma condensed consolidated balance sheet gives effect to the sale of the Business as if it had been consummated on June 30, 2018. You should read this unaudited pro forma information in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial information and the historical financial statements of the Company filed with the Securities and Exchange Commission.

Pro forma adjustments related to the unaudited pro forma condensed consolidated statements of operations give effect to certain events that are (i) directly attributable to the sale of the Business, (ii) factually supportable and (iii) expected to have a continuing impact on the Company’s results. Pro forma adjustments related to the unaudited pro forma condensed consolidated balance sheet give effect to events that are directly attributable to the sale of the Business, and that are factually supportable regardless of whether they have a continuing impact or are non-recurring.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma financial information and amounts may change based on a final determination of the book value of Business’s assets, liabilities, and other closing date adjustment amounts. The Company is still in the process of evaluating the tax implications of the transaction on its consolidated tax provision.  Thus, the final gain may differ in material respects from that presented in the unaudited pro forma financial information.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2018

(Amounts in Thousands)

	ATN	U.S. Solar Disposition		Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$167,107	$(5,128	)(a), (b)	$58,800	(c)	$220,779
Restricted cash	1,071	—		—		1,071
Short-term investments	1,595	—		—		1,595
Accounts receivable, net	51,365	(1,828	)(a)	—		49,537
Materials and supplies	7,789	—		—		7,789
Prepayments and other current assets	35,386	(668	)(a)	6,642	(c)	41,360
Total current assets	264,313	(7,624)		65,442		322,131

Fixed assets, net	702,968	(96,383	)(a)	—		606,585
Telecommunications license, net	95,952	—		—		95,952
Goodwill	63,970	—		—		63,970
Customer relationships, net	10,403	—		—		10,403
Restricted cash	11,949	(11,949	)(a), (b)	—		—
Other assets	39,444	—		—		39,444

Total assets	$1,188,999	$(115,956)		$65,442		$1,138,485

Liabilities and Equity
Current portion of long-term debt	$11,268	(6,580	)(a)	—		$4,688
Accounts payable and accrued liabilities	115,445	(788	)(a)	1,967	(e)	116,624
Dividends payable	2,712	—		—		2,712
Accrued taxes	10,238	—		24,031	(c), (d)	34,269
Advanced payments and deposits	17,727	(63	)(a)	—		17,664
Total current liabilities	157,390	(7,431)		25,998		175,957

Deferred income taxes	30,755	—		(21,357	)(c)	9,398
Other liabilities	41,612	—		—		41,612
Long term debt, excluding current portion	139,733	(51,632	)(a)	—		88,101
Total liabilities	369,490	(59,063)		4,641		315,068

Common stock	170	—		—		170
Treasury stock	(40,268)	—		—		(40,268)
Additional paid-in capital	172,170	(51,288	)(a), (b)	50,963	(c)	171,845
Retained earnings	550,872	—		8,494	(c), (e)	559,366
Accumulated other comprehensive income	141	—		—		141
Total stockholders’ equity	683,085	(51,288)		59,457		691,254

Non-controlling interests	136,424	(5,605	)(b)	1,344	(c)	132,163
Total equity	819,509	(56,893)		60,801		823,417
Total liabilities and equity	$1,188,999	$(115,956)		$65,442		$1,138,485

Unaudited Pro Forma Condensed Consolidated Statement of Operations

six months ended June 30, 2018

(Amounts in Thousands, Except Per Share Data)

	ATN	U.S. Solar Disposition		Pro Forma Adjustments		Pro Forma
Revenue:
Wireless	$101,043	$—		$—		$101,043
Wireline	109,365	—		—		109,365
Renewable energy	11,855	(9,100	)(a)	—		2,755

Total revenues	222,263	(9,100)		—		213,163

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Termination and access fees	54,171	(696	)(a)	—		53,475
Engineering and operations	36,561	(12	)(a)	—		36,549
Sales and marketing	16,974	—		—		16,974
General and administrative	52,296	(1,801	)(a)	—		50,495
Transaction-related charges	465	—		(28	)(e)	437
Depreciation and amortization	43,217	(2,509	)(a)	—		40,708
Gain on disposition of long-lived assets	(2,049)	—		—		(2,049)
Loss on damaged assets and other hurricane related charges, net of insurance recovery	666	—		—		666

Total operating expenses	202,301	(5,018)		(28)		197,255

Income from operations	19,962	(4,082)		28		15,908

Other income (expense)
Interest Income	853	(11	)(a)	—		842
Interest Expense	(4,532)	1,714	(a)	—		(2,818)
Other expense, net	(1,798)	—		—		(1,798)

Other expense	(5,477)	1,703		—		(3,774)

Income before taxes	14,485	(2,379)		28		12,134
Income taxes	6,008	(448	)(d)	7	(d)	5,567

Net income	8,477	(1,931)		21		6,567
Net income attributable to non-controlling interests, net of tax	(6,816)	511	(a)	—		(6,305)

Net income attributable to ATN, International, Inc. stockholders	$1,661	$(1,420)		$21		$262

Net income per share attributable to ATN International, Inc. stockholders:
Basic	$0.10					$0.02
Diluted	$0.10					$0.02

Weighted average common shares outstanding:
Basic	15,996					15,996
Diluted	16,046					16,046

Unaudited Pro Forma Condensed Consolidated Statement of Operations

year ended December 31, 2017

(Amounts in Thousands, Except Per Share Data)

	ATN	U.S. Solar Disposition		Pro Forma Adjustments	Pro Forma
Revenue:
Wireless	$232,449	$—		$—	$232,449
Wireline	227,827	—		—	227,827
Renewable energy	20,917	(18,732	)(a)	—	2,185

Total revenues	481,193	(18,732)		—	462,461

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Termination and access fees	120,463	(1,372	)(a)	—	119,091
Engineering and operations	74,678	(61	)(a)	—	74,617
Sales and marketing	35,240	—		—	35,240
General and administrative	102,175	(4,066	)(a)	—	98,109
Transaction-related charges	1,009	—		—	1,009
Restructuring charges	1,169	—		—	1,169
Depreciation and amortization	86,934	(4,928	)(a)	—	82,006
Loss on disposition of long-lived assets	101	—		—	101
Loss on damaged assets and other hurricane related charges, net of insurance recovery	3,956	—		—	3,956

Total operating expenses	425,725	(10,427)		—	415,298

Income from operations	55,468	(8,305)		—	47,163

Other income (expense)
Interest Income	1,613	(23	)(a)	—	1,590
Interest Expense	(8,838)	3,635	(a)	—	(5,203)
Loss on deconsolidation of subsidiary	(529)	—		—	(529)
Other expense, net	(161)	—		—	(161)

Other expense	(7,915)	3,612		—	(4,303)

Income before taxes	47,553	(4,693)		—	42,860
Income taxes	(1,341)	(1,355	)(d)	—	(2,696)

Net income	48,894	(3,338)		—	45,556
Net income attributable to non-controlling interests, net of tax	(17,406)	1,128	(a)	—	(16,278)

Net income attributable to ATN, International, Inc. stockholders	$31,488	$(2,210)		$—	$29,278

Net income per share attributable to ATN International, Inc. stockholders:
Basic	$1.95				$1.81
Diluted	$1.94				$1.81

Weighted average common shares outstanding:
Basic	16,138				16,138
Diluted	16,210				16,210

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(Amounts In Thousands, Except Per Share Data)

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated financial information is derived from the Company’s historical audited consolidated financial statements as of and for the year ended December 31, 2017, included in our Annual Report on Form 10-K for the year ended December 31, 2017, and the Company’s unaudited quarterly condensed consolidated financial statements as of and for the six months ended June 30, 2018, included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.  Certain reclassifications have been made in the December 31, 2017 financial statements to conform to the Company’s condensed consolidated statement of operations to how it analyzes its operations in the current period. These changes did not impact operating income.

Note 2. Preliminary Purchase Price Allocation

On November 6, 2018, the Company completed the sale of substantially all of the assets and liabilities of its U.S. solar portfolio for cash consideration of $65.4 million.  The cash consideration received includes $58.8 million of cash, $0.1 million of receivables payable after close of the Transaction, and $6.5 million of receivables held in escrow to provide security to CleanCapital for Ahana’s indemnification obligations.  In addition, CleanCapital assumed Ahana debt with a November 6, 2018 balance of $57.2 million.  The assumed debt had a balance of $58.2 million on June 30, 2018.  The net book value of the assets and liabilities being transferred is $52.3 million as of June 30, 2018.  The Company incurred $2.0 million of transaction-related charges pertaining to legal, accounting and consulting services associated with the Transaction.  The fixed assets disposed had remaining useful lives of between 15-20 years.  The interest rate on the long term debt disposed is between 4.4% and 5.3%.  The table below identifies the assets and liabilities transferred:

Consideration received	$65,442

Assets and liabilities disposed
Cash	3,049
Accounts receivable	1,828
Prepayments and other current assets	668
Property, plant and equipment	96,383
Restricted cash	9,442
Current portion of long-term debt	(6,580)
Accounts payable and accrued liabilities	(788)
Advance payments and deposits	(63)
Long term debt, excluding current portion	(51,632)

Net assets disposed	52,307

Consideration less net assets disposed	13,135

Transaction costs
Incurred prior to June 30, 2018	(28)
Accrued in pro forma results	(1,967)
Total	(1,995)

Net gain on sale	11,140

Note 3. Pro Forma Adjustments

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

(a)             Disposition – This adjustment removes the disposed assets and the associated revenue and expense generated by the Business.  Refer to Note 2 for the assets and liabilities disposed.  The adjustment to additional paid-in capital represents the net book value of the assets disposed.

(b)             Non-controlling interest – This adjustment reflects the repurchase of non-controlling interest for $4.6 million completed in conjunction with the transaction.  The $4.6 million was paid with $2.1 million of cash and $2.5 million of restricted cash.  The non-controlling interest had a book value of $5.6 and the difference of $1.0 million between the purchase price and book value was recorded to additional paid-in capital.

(c)              Purchase Price – The Company received $65.4 million of cash consideration, consisting of $58.8 million of cash, $0.1 million of receivables payable after close of the Transaction, and $6.5 million of receivables held in escrow to satisfy Ahana’s indemnification obligations.  In addition, CleanCapital assumed Ahana debt with a November 6, 2018 balance of $57.2 million. The assumed debt had a balance of $58.2 million on June 30, 2018.  As a result of the disposition the pro forma financials reflect a gain of $13.1 million before income taxes and transaction costs.  In addition, the pro forma results include tax expense of $2.7 million, a reclassification of $21.4 million from deferred income taxes to accrued tax, and non-controlling interest expense of $1.3 million.  These amounts were not included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 due to their non-recurring nature, but has been recorded in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2018.  The adjustment to additional paid-in capital reflects the net book value of the assets received less the gain recognized. The Company is currently evaluating the tax impact of the Transaction.

(d)             Income taxes –This adjustment reflects the tax expense associated with the disposition of the Business and pro forma adjustments.  The adjustment is calculated based on a federal statutory and blended state tax rate of 38% and 24% for 2017 and 2018, respectively.

(e)              Transaction-related charges – This adjustment removes expenses pertaining to legal, accounting and consulting services associated with the transaction incurred prior to June 30, 2018 from the pro forma condensed consolidated statement of operations and accrues such expenses payable at the closing of the Transaction in the pro forma condensed consolidated balance sheet.